EXHIBIT 23.1
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              CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-110328) of CoolSavings, Inc. of our report dated April 19, 2004 relating to the financial statements of planetU, Inc. a subsidiary of eCPG.net, Inc. d/b/a Transora as of December 3, 2002 and for the period from January 1, 2002 to December 3, 2002 and our report dated April 19, 2004 relating to the financial statements of Targeted Marketing Services a division of ADS Alliance Data Systems, Inc. as of December 31, 2003 and 2002 and for the period from December 4, 2002 to December 31, 2002 and for the year ended December 31, 2003, which appear in this Current Report on Form 8-K of CoolSavings, Inc. dated April 20, 2004.







PricewaterhouseCoopers LLP
Chicago, Illinois
April 20, 2004